J. Michael French, CEO of MDRNA, Inc., appointed to
Board of Directors and will become President effective October 1, 2008

BOTHELL, Wash., September 15, 2008 – MDRNA, Inc. (Nasdaq: MRNA) announced today that
J. Michael French, CEO, has been appointed to the Company’s Board of Directors. Mr. French, 48, will also assume the additional role of President effective October 1, 2008.

“On behalf of the Board of Directors, I am pleased to welcome Michael to MDRNA’s Board,” stated Bruce R. Thaw, Lead Independent Director of MDRNA. “Since joining the Company as CEO in June, Michael has demonstrated outstanding leadership in developing and implementing a plan which has successfully moved the Company from a clinical stage delivery company to a pre-clinical RNAi-based therapeutics company. Michael has quickly set a corporate vision and strategy that will enable rapid scientific progress, key pharmaceutical partnerships and future business success. We look forward to working with Michael in his new capacity as a Director and helping him to create value for our shareholders.”

On June 10, 2008, the Company changed its name to MDRNA, Inc. (“MDRNA”) based upon the Company’s leading scientific and intellectual property position surrounding the research and development of RNA interference (RNAi) drug candidates. As part of this new corporate and scientific focus, MDRNA named J. Michael French, formerly the Senior Vice President of Corporate Development at Sirna Therapeutics, as Chief Executive Officer, effective June 23, 2008.

“The senior management team and the Board of Directors have been working closely over the last several months to rapidly complete the transition to an RNAi-based therapeutics company,” commented Mr. French. “Today, we are a leading RNAi company built on a solid scientific and intellectual property foundation with a strategy to build tremendous value for our partners and shareholders. MDRNA has a fully engaged Scientific Advisory Board whose members include two Nobel Prize recipients; they have carefully studied our science, worked closely with us to build our clinical pipeline and provided the objective analysis we need to succeed. MDRNA is also fortunate to have an experienced and active Board of Directors comprised of leading scientists and business executives who have provided us guidance on our business plans and strategies. I am confident that between our management and research teams, the Board of Directors and the Scientific Advisory Board, we are poised to rapidly advance our RNAi drug discovery and delivery platform.”

“Under Michael’s leadership and direction, the research team at MDRNA and the Scientific Advisory Board have formed an outstanding collaborative relationship to guide every aspect of the Company’s scientific direction and emerging pipeline,” said James E. Rothman, Ph.D., chair of Yale School of Medicine’s Department of Cell Biology, and a member of MDRNA’s Board of Directors and Scientific Advisory Board. “I recently returned from a full day of intensive scientific meetings at MDRNA and was tremendously impressed and pleased with the rapid progress we are making in solving the challenges of siRNA design and delivery. I am confident that under Michael’s strong leadership and the world class research team at MDRNA, we can realize the full potential of RNAi in the treatment of major human diseases.”

About MDRNA, Inc.

MDRNA is a biotechnology company focused on the development and commercialization of therapeutic products based on RNA interference (RNAi). Our goal is to improve human health through the development of RNAi-based compounds and drug delivery technologies that together provide superior therapeutic options for patients. Over the past decade, we have developed substantial capabilities in molecular biology, cellular biology, lipid chemistry, peptide chemistry, pharmacology and bioinformatics, which we are applying to a wide range of RNAi technologies and delivery approaches. These capabilities plus the in-licensing of key RNAi-related intellectual property have rapidly enabled us to become a leading RNAi-based therapeutics company with a pre-clinical pipeline in key therapeutic areas including oncology, metabolic disorders and inflammation. Through our capabilities, expertise and know-how, we are incorporating multiple RNAi technologies as well as peptide- and lipid-based delivery approaches into a single integrated drug discovery platform that will be the engine for our clinical pipeline as well as a versatile platform for establishing broad therapeutic partnerships with biotechnology and pharmaceutical companies. We are also investing in new technologies that we expect to lead to safer and more effective RNAi-based therapeutics while aggressively building upon our broad and extensive intellectual property estate. By combining broad expertise in siRNA science with proven delivery platforms and a strong IP position, MDRNA is well positioned as a leading RNAi-based drug discovery and development company. Additional information about MDRNA, Inc. is available at http://www.mdrnainc.com.

MDRNA Forward-Looking Statement

Statements made in this news release may be forward-looking statements within the meaning of Federal Securities laws that are subject to certain risks and uncertainties and involve factors that may cause actual results to differ materially from those projected or suggested. Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to: (i) the ability of MDRNA or a subsidiary to obtain additional funding; (ii) the ability of MDRNA or a subsidiary to attract and/or maintain manufacturing, research, development and commercialization partners; (iii) the ability of MDRNA, a subsidiary and/or a partner to successfully complete product research and development, including preclinical and clinical studies and commercialization; (iv) the ability of MDRNA, a subsidiary and/or a partner to obtain required governmental approvals; and (v) the ability of MDRNA, a subsidiary and/or a partner to develop and commercialize products that can compete favorably with those of competitors. Additional factors that could cause actual results to differ materially from those projected or suggested in any forward-looking statements are contained in MDRNA’s most recent periodic reports on Form 10-K and Form 10-Q that are filed with the Securities and Exchange Commission. MDRNA assumes no obligation to update and supplement forward-looking statements because of subsequent events.

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Contact:

Matthew D. Haines
Senior Director, Investor Relations and Corporate Communications
(212) 209-3874
mhaines@mdrnainc.com

McKinney|Chicago (Media)
Alan Zachary, (312) 944-6784 x 316 or
(708) 707-6834
azachary@mckinneychicago.com